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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 22, 2005 (except for Note 22 and paragraphs 3 and 4 of Note 1, as to which the date is June 19, 2006), in this Amendment No. 1 to the Registration Statement (Form S-4 File No. 333-137937) and related Prospectus of TransDigm Inc., TransDigm Group Incorporated and Subsidiary Guarantors for the exchange offer for $275,000,000 of 7 3/4% Senior Subordinated Notes due 2014.

/s/ ERNST & YOUNG LLP
Cleveland, Ohio
November 6, 2006

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Consent of Independent Registered Public Accounting Firm